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                               EXHIBIT 10.27

                    [SPORTS MARKETING ENTERPRISES LOGO]

                    EPP CONTRACT

                    February 25, 1998

                    Contract No. 8045-00-00

                    SME's Client: R. J. Reynolds Tobacco Company

Mr. Dick Roe
Brainerd International Raceway
17113 Minnetonka Blvd., Suite 214
Minnetonka, MN 55345

Dear Mr. Roe:

When signed by you, this letter will constitute the Agreement between Brainerd International Raceway (hereinafter referred to as Track or Event
Site) and Sports Marketing Enterprises, including its client, R. J. Reynolds Tobacco Company (both hereinafter referred to as SME), concerning advertising displays and promotional considerations at Brainerd International Raceway. In consideration of the mutual promises contained herein, the parties agree as follows:

1.  RIGHTS GRANTED TO SME

    During the term of this Agreement, Track grants to SME the following rights:

    a.  SIGNAGE AND ADVERTISING

        1. SME shall have the right to use, erect or cause to be erected signage at the Event Site as described in and conforming to all of the specifications in Exhibit A attached hereto and incorporated herein by reference, including the right to display advertising copy on said signage during the entire term hereof. Unless otherwise provided herein, all signage shall be the property of Track.

        2. SME shall have the right to select the location of the above-referenced signage to the extent the location is not set forth herein, and SME shall also have the right of first refusal with respect to all signage locations offered to advertisers other than SME. In any group of adjacent or contiguous signs, signage of third parties shall be no larger in surface area than the adjacent or contiguous SME signage.

   P.O. BOX 484 WINSTON  NC 27102-0484 (910) 741-5000 FAX (910) 741-2800
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        3. SME shall have the right to display advertising on said signage at all times during all events at the Event Site, and public view of such advertising shall not be obstructed or diminished, in whole or in part, at any time or in any manner whatsoever.

        4. SME shall have the right to modify or require modification of advertising on any and all signage or displays covered by this Agreement at any time.

    b.  PROMOTIONAL ACTIVITIES

        1. SME shall have the right to prominent display space for temporary point-of-sale materials, exhibits/tents/pavilions, banners and inflatables to be produced or supplied by SME, the dimensions, configurations and specifications of which shall be within the sole discretion of SME.

        2. SME shall have the right to distribute sample cigarettes, coupons and other promotional materials and to engage in other promotional activities at the Event Site.

        3. SME shall have the right to purchase at standard rates prime space or position for advertising in the official souvenir magazines or programs and other publicly distributed materials or literature for SME events (as hereinafter defined).

2.  COVENANTS OF TRACK

    During the term of this Agreement, Track covenants and agrees as follows:

    a. Track shall not permit any cigarette or tobacco product other than those manufactured or sold by R. J. Reynolds Tobacco Company, or products bearing the trademark, brand name or logo of any such cigarette or tobacco product to be (1) advertised or promoted upon any medium at the Event Site including without limitation, any scoreboard, advertising panel, message board, audio system, publication or concession stand, or (2) distributed by sale (direct or mail order), gift, sampling, promotion, sweepstakes, premiums, or any other form of distribution activity. No advertising or other display, message, or activity shall be permitted within the Event Site by any means, including without limitation, any scoreboard, advertising panel, message board, audio system, presentation, demonstration, leaflet, publication, or concession stand, that is in conflict with or opposed to the use or sale of cigarettes or tobacco products.

    b. Track shall not enter into any form of promotional, advertising, or sponsorship agreement with any manufacturer of cigarettes or

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        tobacco products other than R. J. Reynolds Tobacco Company, or merchandise related to any cigarette or tobacco product other than those manufactured or sold by R. J. Reynolds Tobacco Company.

    c. No cigarettes other than those sold or manufactured by R. J. Reynolds Tobacco Company shall be sold or distributed at concession stands controlled by or under agreement with Track at any event at the Event Site that is sponsored by SME or that is part of a series or point fund arrangement sponsored by SME ("SME Events"). During non-SME events, cigarettes sold or manufactured by R. J. Reynolds Tobacco Company shall represent no less than 50% of the cigarettes offered for sale at such concession stands.

3.  PROMOTIONAL SUPPORT PROVIDED BY TRACK

    During the term of this Agreement, Track shall provide the following promotional support to SME in connection with all SME Events:

    a. Track will make prominent mention of the official event name/series logo in all press releases.

    b. At the request of SME, Track will require all concessionaires and traffic, maintenance and parking personnel under its control to wear vests and hats provided by SME displaying R. J. Reynolds Tobacco Company trademarks.

    c. At the request of SME, Track shall use its best efforts to ensure that concessionaires under its control sell promotional items of SME's licensee containing or displaying R. J. Reynolds Tobacco Company trademarks.

    d. SME shall have the exclusive right to use and occupy the SME designated VIP Suites (A&B) for all events at the Event Site. Track will provide and maintain refrigeration unit, icemaker and telephone for each designated VIP Suite. Upon SME's request. Track will provide SME with adequate credentials for entry into the Event Site and the above-referenced suites.

4.  OTHER SERVICES AND OBLIGATIONS OF TRACK

    During the term of this Agreement, Track agrees to do or provide the following:

    a. Track will be responsible for the repair and maintenance of the supporting structures and electrical system for all signage and advertising displays provided for under this Agreement.

    b. Track shall indemnify, defend and hold harmless R.J. Reynolds Tobacco Company, its parent, affiliates, and their officers,

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        directors, agents and employees, from and against any and all claims, demands, actions or causes of action for personal injury, bodily injury (including death), and/or property damage and loss, cost and expense related thereto, including reasonable attorney fees, arising from the performance of this Agreement or otherwise resulting from the work, services, equipment or materials furnished to or on behalf of SME hereunder, or arising in connection with any event at the Event Site.

    c. Track, its affiliated companies and subsidiaries agree to secure and maintain during the period of this Agreement the following insurance coverages:

        Workers Compensation (Statutory Limits) and Employer's Liability - Limits of Employer's Liability of $500,000 per occurrence. Track will ensure that any subcontractors providing services or obligations required under this agreement will secure and maintain like coverage.

        Comprehensive General Liability (including Contractual Liability and Spectator Liability specifically naming the above indemnification) and Products Completed Operations Liability with a combined single limit of not less than:

        Bodily Injury and
        Property Damage             $1,000,000 per occurrence

        Certificates and/or certified copies of policies of such insurance shall be filed with SME within ten (10) days of the signing of this Agreement and such insurance shall be subject to SME approval as to adequacy of protection within the requirement of this specification.

        Such certificates shall show R.J. Reynolds Tobacco Company as an "Additional Insured."

        Such certificates shall provide that the coverage shall not be canceled or materially changed to reduce or restrict the coverage afforded thereon without at least (30) days PRIOR WRITTEN NOTICE to SME. Required certificates of insurance shall be sent to:

                   Sports Marketing Enterprises
                   P.O. Box 484
                   Winston-Salem, NC 27102-0484
                   Attention: Rick Hauser





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5.  COMPENSATION:

    For the advertising and other promotional rights granted by Track and the services to be provided by Track under this Agreement, SME will pay a total of $40,000.00 per year for each year in which this Agreement is in effect. Payment of the foregoing amount shall be made on or before the 15th of July of each Agreement year.

6.  GOVERNMENTAL/JUDICIAL INTERFERENCE

    In the event of federal, state or local legislative, judicial, administrative or other governmental action that prohibits, impairs, inhibits or declares unlawful the advertising and/or promotion of cigarettes or the sponsorship of sporting, entertainment or other events by cigarette manufacturers or brands, or that restricts the activities contemplated hereunder, or that in any way affects or frustrates advertising or promotional activity under this Agreement, then, in any such event, SME may terminate this Agreement effective upon the earlier of (i) 30 days following the delivery of written notification by SME of such termination or (ii) the effective date of such legislative, judicial or administrative action. Neither party shall have liability to the other on account of termination pursuant to this paragraph. The parties acknowledge that the current FDA Regulations Restricting the Sale and Distribution of Cigarettes and Smokeless Tobacco Products to Protect Children and Adolescents (21 CFR Parts 801, 803, 804, 807, 830, and 897) are such an event of governmental action under this Paragraph if such Regulations or any of them affecting the activities under this Agreement are upheld, through appeal if taken, by a court of competent jurisdiction or are otherwise allowed to take effect.

7.  FORCE MAJEURE

    Neither party shall be liable to bear any responsibility for failure or inability to perform its obligations hereunder due to any contingency of cause beyond its reasonable control, including, but not limited to, fires, floods, wars, orders or injunctions, accidents, labor disputes or shortages, inability to obtain materials, equipment or transportation, or any similar cause beyond the reasonable control of such party. In the event either party cannot perform its obligations under this Agreement because of such contingency or cause, the duties and obligations of the parties shall be suspended for a period of time that is reasonable under the circumstances; provided, however, that if either party shall fail for a period of sixty (60) days to perform its obligations hereunder as a result of any such contingency or cause, then either party may, at its option, terminate this Agreement upon ten (10) days prior written notice, and thereafter both parties shall be released from all obligations hereunder.


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8.  CHANGED CIRCUMSTANCES

    In the event Track or Event Site no longer conducts SME Events at the Event Site in any Contract year, SME will have the option to cancel this Agreement by written notice to Track without further payment or penalty.

    In the event the number of SME Events conducted at Track or Event Site is reduced (but not completely eliminated) for any reason during any Contract year, SME and Track shall renegotiate the annual compensation payable to Track by SME. If after renegotiating SME and Track are unable to agree upon an annual compensation acceptable to both parties, SME shall have the right to terminate this Agreement without further payment or penalty.

    This Agreement will automatically terminate concurrent with the expiration or termination of the SERIES SPONSORSHIP AGREEMENT between SME and the sanctioning entity of SME Events without further payment or penalty.

9.  DEFAULT AND LIQUIDATED DAMAGE

    Either party shall have the right to terminate this Agreement upon breach thereof by the other, or upon failure of any representation or condition contained herein.

10. INDEPENDENT CONTRACTORS

    Track and SME are and shall remain independent contractor, and nothing contained herein or done pursuant hereto shall be construed to create any relationship of principal and agent or employer and employee between Track and SME or to make them joint venturers. Should Track contract, hire or retain any employees, independent contractors or other agents to perform the services or provide the equipment or materials under this Agreement, the parties intend and Track warrants that no relationship of principal and agent or employer and employee is created between SME and the above parties.

11. TERM AND OPTION TO RENEW

    The term of this Agreement shall commence on the date hereof and extend until and including December 31, 1998. SME shall have the right to renew this Agreement for two additional one year terms under the same terms and conditions herein. If SME chooses to exercise this option to renew, SME shall notify Track, in writing, by three months prior to the expiration date of the existing term, of its intention to renew.



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    If this Agreement is terminated due to a default by Track, for a period of two (2) years after such termination Track shall not agree or offer to agree with any other entity or party with respect to signage, advertising, promotion rights or any other arrangement similar to this Agreement without first offering such arrangement to SME under the terms and conditions to be offered to the other entity.

12. MISCELLANEOUS

    a. Any notices required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to be given if hand delivered or sent by facsimile transmission or by United States certified mail, return receipt requested, postage fully prepaid, to the addresses set forth herein or to such other person or address as either party may designate by written notice to the other party as herein provided.

    b. North Carolina law shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

    c. The terms of this Agreement shall bind SME and Track and their respective successors and assigns. However, this Agreement is not assignable in whole or in part by either party in the absence of the prior written consent of the other party and any attempt to assign this Agreement without such consent shall be null and void. If Track delegates any of its duties or responsibilities under this Agreement, Track shall remain responsible to SME for the performance of those duties and responsibilities.

    d. This Agreement and its terms shall be kept strictly confidential by the parties and shall not be revealed in whole or in part to any third parties.

    e. In the event either party becomes insolvent, makes an assignment for the benefit of creditors, becomes the subject of any bankruptcy, reorganization or arrangement proceeding or defaults in any obligation, which default would allow the party to whom the obligation is owed to attempt to foreclose SME from exercising its rights or prevent SME from paying its obligations hereunder, then this Agreement may be terminated by written notice to the defaulting party.

    f. The undersigned representative of Track warrants by his or her signature that he or she has the right and authority to bind Track to the terms and conditions of this Agreement.




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    g.  Headings are supplied for convenience only and are not to be construed as an interpretation of any of the language of this Agreement.

    h. This Agreement contains the entire understanding of the parties relating to the subject matter contained herein and may not be changed except by consent of the parties in writing. Failure of either party to enforce any of the provisions hereof shall not be construed as a general relinquishment or waiver of that or any other provision.

    i. Time shall be of the essence with respect to matters set forth herein.

    j. This Agreement may be modified, waived or discharged only by a writing signed by the duly authorized representative of the party against whom the same is asserted, which writing refers specifically to this Agreement.

                                   SPORTS MARKETING ENTERPRISES

                                   BY:  /S/ GREGORY L. LITTELL
                                        Greg Littell

                                   TITLE:  VICE PRESIDENT

                                   DATE:  2/26/98

AGREED TO AND ACCEPTED:

BRAINERD INTERNATIONAL RACEWAY

BY:  /S/ RICHARD L. ROE
     Dick Roe

TITLE:  VICE PRESIDENT

DATE:  3/2/98












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                                 EXHIBIT A



1. An 8'x20' win light sign to be located at the finish line of the drag strip on the "spectator" side of the race track.

2. If and when there is a starter's stand, it shall be painted in a manner mutually agreed upon by SME and the track.

3. An 8'x40' double-faced sign to be located adjacent to the starting line on the "pit" side of the race track.

4. A series of four (4) 4'x30' double-faced signs to be located on the top railings of the first three (3) "spectator" side grandstands. If and when grandstands are constructed on the pit side of the race track, a series of four (4) 4'x30' double-faced signs will be located on the top railings of the first three (3) sections of grandstands. The bottom edge of the above signs shall be at least six feet above the top seat.

5. One 2' x 16' sign to be affixed to the guard rail adjacent to the starting line of the drag strip portion of the race track on the "pit" side of the race track. The sign shall be mounted in a manner that allows unobstructed spectator viewing from the side of the race track opposite their location.

6. Three (3) 4'x20' crowd control fence signs on each side of the drag strip.

7.  Three (3) 3'x20' guard wall signs on each side of the drag strip.

8. One double-faced 10'x60' sign to be affixed to the structure commonly referred to as the "drag gate" located at the entrance to the drag racing "pit" area of the race track.

9. A 4'x24' sign to be located in the "turn 10" area of the race track adjacent to the "scoring stand".

10. A 12'x24' single-faced billboard located behind the first grandstand on the "spectator" side of the race track.

11. A series of four (4) 4'x20' signs on the "spectator" side of the VIP building located adjacent to the starting line of the "drag strip" portion of the race track.

12. Two (2) 4'x40' signs on top of the new pit side VIP building and one
    (1) 4'xl2' victory lane sign at the base of the tower.


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13. A 3'xl0' sign on the "infield" scoreboard located at the end of the
    "road racing course" main straight on the infield side of the track.

14. A 12'x24' billboard located in the "turn 4" section of the "road racing course" with the actual signage space facing the spectator grandstands on the opposite side of the race track.

15. A 4'x24' sign located "inside" of the "turn 7" section of the "road racing course" with the actual signage space facing the "photographer's tower" outside the "turn 8" section of the "road racing course".

16. A series of 18"xl0' signs to be located on the top of the corner stations located throughout the "road racing course".

17. Two (2) 4'x30' signs on the main entrance sign. This sign is located at the main entrance to the race track, adjacent to Highway 371 and the track office/credentials buildings.

18. SME will have exclusive rights to all signage on the interior and exterior of the VIP hospitality building now called "BIR 300 Club". Content and placement of signage is subject to prior SME approval.

For the duration of this Agreement and any and all extensions thereof, SME shall have sole advertising rights on the above signage. There shall be no other commercial identification on the signage or supporting structures other than that specified by SME.























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